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EXHIBIT 10.3 EMPLOYMENT AGREEMENT BETWEEN ENCORE SOFTWARE, INC. AND
MICHAEL BELL.


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into effective as of the Effective Date (as defined below), by and between Encore Acquisition Corporation, a corporation organized under the laws of the State of Minnesota (the "Company") and Michael Bell ("Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company is presently a wholly owned subsidiary of Navarre Corporation ("Navarre") a corporation organized under the laws of the State of Minnesota;

         WHEREAS, the Company was organized by Navarre for the sole purpose of acquiring certain assets pursuant to, and in connection with, a federal bankruptcy reorganization proceeding;

         WHEREAS, the Company desires to employ Executive as its Chief Executive Officer;

         WHEREAS, Executive desires to be employed by the Company on the terms and conditions contained herein;

         WHEREAS, the best interests of the Company are served by providing Executive with long-term incentive compensation, including ownership rights through restricted stock defined in this Agreement and vesting in Executive on the terms and conditions set forth herein;

         WHEREAS, this Agreement includes certain restrictive covenants pursuant to which Executive agrees to refrain for a specified period of time from disclosure of the Company's confidential information, and from any interference with relationships between the Company and its Executives and persons and organizations doing business with the Company; and

         WHEREAS, such restrictive covenants and the availability to Company of the services of Executive after the date hereof are important considerations in Company's decision to provide Executive employment, and Company is unwilling to employ Executive unless Executive executes and delivers this Agreement to Company.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

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                               A G R E E M E N T:

                                   ARTICLE 1.
                           Employment and Compensation

         1.1 Term and Position.

                  1.1.1 Subject to earlier termination as provided in ARTICLE 3 hereof, during the Term of this Agreement (as defined in Section 3.1), Company shall employ Executive and Executive shall be employed by the Company in the capacity of its Chief Executive Officer.

                  1.1.2 While employed pursuant to this Agreement, Executive shall report only to the Board of Directors of the Company and shall devote substantially his full working time, effort, skill and attention to the affairs of the Company. In his capacity as Chief Executive Officer, Executive shall perform such duties as the Board of Directors shall direct from time to time which duties shall be consistent with the Executives' position. The Company shall not require the Executive to perform duties of any other office without the consent of the Executive, nor shall the Company appoint a person or reduce the Executive's responsibilities in any manner which would likely reduce the ability of the Executive to effect the operations of the Company. The Executive shall devote such time and attention as is reasonably necessary to carry-out his duties as the Chief Executive Officer.

                  1.1.3 Deleted Intentionally.

                  1.1.4 The Executives principle place of work shall be the Company's principle executive offices which offices shall not be located outside the Southern California area without the consent of the Executive.

         1.2 Salary and Bonus Compensation.

                  1.2.1 For the services and duties to be rendered and performed by the Executive hereunder, Company shall pay Executive for every year of this Agreement a salary (the "Initial Base Salary") of One Hundred Eighty-Five Thousand and no/100 U.S. Dollars ($185,000.00).

                  1.2.2 Salary adjustments in future years of this Agreement shall be determined annually by the Board of Directors, but in no event will Executive's annual salary be reduced below the Initial Base Salary adjusted for the increase, if any, in the Consumer Price Index as published by the U.S. Department of Commerce for the area in which the principle executive offices of the Company are located from the Effective Date. Executive's annual salary shall be payable in equal, semi-monthly installments or at such time as is customary for the payment of executive payroll of the Company. Such payments shall be made without offset or reduction other than for taxes or other amounts required to be withheld or deducted by law or court order.


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                  1.2.3 Executive shall be entitled to an annual performance bonus of up to 40 percent of Executive's annual salary to be determined by the Board of Directors of the Company, at its sole discretion, based upon: (i) Executive's satisfaction of certain performance objectives; and (ii) the Company's satisfaction of certain performance objectives. The performance objectives of Executive and the Company shall be established by mutual agreement of Executive and the Board of Directors.

         1.3 Signing Bonus. Executive shall be entitled to a bonus of Five Thousand Five Hundred and no/100 Dollars ($5,500.00) payable upon the Effective Date.

         1.4 Benefits. During the Term of this Agreement, the Company shall make available to Executive the usual and customary benefits offered by the Company from time to time to its executives. The Company will use reasonable efforts to make available to the Executive health insurance benefits on such terms as the Company shall determine.

         1.5 Vacation. Executive shall receive three (3) weeks of vacation per year during the first two (2) years of the Term of this Agreement and four (4) weeks of vacation per year during the remainder of the Term of this Agreement.

         1.6 Expenses. The Company shall periodically reimburse Executive for reasonable business expenses incurred in connection with his duties upon submission of an itemized accounting thereof to the appropriate Company personnel.

         1.7 Car Allowance. In addition to any other benefits, the Company shall pay to the Executive a non-accountable car allowance in the amount of Seven Hundred Fifty and no/100 Dollars ($750.00) per month.

         1.8 D & O Insurance. The Company shall use reasonable efforts to obtain director's and officer's liability insurance covering the actions of the Executive in his capacity as an officer of the Company in such amounts of coverage and at such premiums as the Company determines is reasonable under the circumstances.

                                   ARTICLE 2.
                           Documents, Confidentiality

         2.1 Definition. For purposes of this Article, the term "Company" shall include any and all subsidiaries of the foregoing and any entities related through common controlling ownership to the Company.

         2.2 Documents. Executive shall not (except in the performance of Executive's duties hereunder) at any time or in any manner, make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatever belonging to or in the possession of the Company or any customer or client of the Company. Executive shall have no right, title or


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interest in any such material, and Executive agrees that (except in the performance of Executive's duties under this Agreement) Executive will not, without the prior written consent of the Company, remove any material from the premises of the Company and that Executive will surrender all such material to the Company immediately upon the termination of Executive's services or at any time prior thereto upon the request of the Company.

         2.3 Proprietary Information, Confidentiality. Without the prior written consent of the Company (which may be withheld with or without reason), Executive shall not at any time (after the date hereof, whether during or after the term of this Agreement), directly or indirectly, use for Executive's own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of Executive's duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secrets, information, data, know-how or knowledge (including, but not limited to, trade secrets, information, data, know-how or knowledge related to costs, products, equipment, computers, computer software, manufacturing know-how and processes, merchandising and marketing methods, suppliers, customers, personnel training programs, business expansion plans or financing) which is proprietary to the Company or any client or customer of the Company. This Section 2.3 shall not apply to any such data, information, know-how or knowledge which (a) is publicly known or which hereafter becomes publicly known through no fault of Executive; or (b) the disclosure of which is legally compelled. Executive acknowledges that the Company intends any and all information referred to above to be proprietary unless a policy to the contrary is adopted by the Company's Board of Directors.

         2.4 Improvements and Inventions.


                  2.4.1 Notification and Disclosure. Executive shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, products, processes, improvements and inventions, whether or not they are believed to be patentable (all of which are hereinafter sometimes referred to as "Inventions"), which Executive has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the term of this Agreement and any extension thereof or which Executive may conceive or reduce to practice within six (6) months after termination of this Agreement or any extension thereof. The definition of Invention shall not include any idea, product, process, improvement or invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, and which does not relate to the "Restricted Business" (as defined below) of the Company or to the Company's actual anticipated research or development known to the Executive, or which does not result from any work performed by Executive for the Company.

                  2.4.2 Ownership of Inventions and Work Product. All Inventions and all right, title, and interest of every kind and nature, in and to any intellectual property, including, but not limited to, any computer software programs, trademarks, service marks, copyrights, films, scripts, ideas, creations, processes, properties and products invented,

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         created, written, developed, furnished, produced, or disclosed by
         Executive, in the course of rendering services to the Company under and pursuant to this Agreement relating to the Restricted Business (hereinafter "Work Product") shall be the sole and exclusive property of the Company or its nominee. All such Work Product shall be considered a "work for hire" and the Executive hereby sells assigns, transfers and conveys all of his right, title and interest therein to the Company, and during the term of Executive's employment and thereafter, whenever requested to do so by the Company, Executive shall execute and assign any and all applications, assignments and other instruments which the Company shall deem necessary or convenient in order to apply for and obtain Letters Patent or Copyright Registration of the United States and/or of any foreign countries for such Inventions and/or Work Product and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to such Inventions and/or Work Product, and Executive will render reasonable aid and assistance in any interference or litigation pertaining thereto, all expenses reasonably incurred by Executive at the request of the Company to be borne by the Company. In this connection, as to work which requires Executive's time after termination of this Agreement, Executive shall be entitled to compensation for the time requested by the Company at an hourly rate equal to the pro rata hourly rate at which Executive is being paid for a monthly period immediately prior to the request for services. All Inventions and Work Product resulting from Executive's services to the Company shall be considered "work for hire" for purposes of the United States copyright laws and other intellectual property laws and all rights therein shall be the exclusive property of the Company.

         2.5 Business Relationships. Executive hereby agrees that, during the Restricted Period, Executive shall not, without prior written consent of the Company (which may be withheld with or without reason):

                  2.5.1 request, induce, advise or encourage any customer or supplier, or any other entity having business dealings with the Company, to the extent such business dealings are in connection with the Restricted Business, to withdraw, curtail or cancel such business dealings; or

                  2.5.2 hire as employee or independent contractor, or request, induce, advise or encourage a termination of employment by, any other Executive of the Company, whether acting directly or indirectly and whether acting alone or together with or on behalf of or through any other entity.

         2.6 Interests in Other Businesses. Executive hereby agrees (as a part of Executive's commitment to the Company) that, during the period commencing on the date hereof and ending on the date Executive ceases to provide services to the Company, Executive shall not have any financial or ownership interest, directly or indirectly, whether alone or together with or on behalf of or through any other entity whether as sole proprietor, partner, investor, stockholder or any type of principal whatever, or as lender, guarantor, trustee, beneficiary or otherwise, in any type of Restricted Business; provided, however, that such interest shall not by itself include the



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ownership of less than five percent (5%) of the outstanding stock of a corporation the shares of which are publicly traded (other than the Company).

         2.7 Obligations Regarding Employees, Agents and Contractors. Executive will use his reasonable best efforts to obtain from all of the Company's employees, officers, and contractors who have access to any confidential information referred to herein their written agreement to keep all confidential information of the Company confidential on substantially the same terms of this
ARTICLE 2 as if they were the Executive hereunder.

         2.8 Remedies.

                  2.8.1 Executive acknowledges and agrees that the Company's remedy at law for any breach of any of Executive's obligations under
         ARTICLE 2 of this Agreement would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any of such sections, without the necessity of proof of actual damage. The Company's seeking or obtaining injunctive relief shall not prevent the Company from seeking damages in addition to temporary or permanent injunctive relief.

                  2.8.2 In the event that any dispute between the parties concerning this Agreement leads to legal action, the prevailing party shall be entitled to reimbursement by the other party for all its costs and expenses incurred in such action, including, without limitation, such party's reasonable attorneys' fees.

                  2.8.3 If any restriction on Executive's actions contained in this Agreement is considered by a court of competent jurisdiction to be too broad in scope, area or duration to permit enforcement of such restriction to its full extent, such restriction shall be considered modified and valid to the extent such court may determine is reasonable under the circumstances.

         2.9 Non-violation of Law and Restrictions.

                  2.9.1 Except as otherwise provided in any agreements set forth in Schedule 2.9 hereto, the Executive is not under any contractual restrictions (the restrictions) as to confidentiality, non-competition and/or non-solicitation. Executive has provided the Company with true and correct copies of all such agreements as amended. Executive will honor all such Restrictions and will not divulge to the Company any confidential information or trade secrets of any other person or entity in violation of any applicable law or agreement.

                  2.9.2 Executive will defend and indemnify Company against a claim that Executive has violated any such law or Restrictions.

         2.10 Infringement Indemnity from Executive.

                  2.10.1 Except as provided below, the Company will defend and indemnify Executive against a claim that any Work Product provided by Executive to the Company pursuant to this Agreement and used within the

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         scope of this Agreement infringes a United States copyright, trademark or patent and any reasonable attorney fees and costs incurred by Executive in connection with such claim.

                  2.10.2 Notwithstanding the foregoing, the Executive will indemnify the Company against a claim that any Work Product provided by Executive to the Company pursuant to this Agreement and used within the scope of this Agreement infringes a United States copyright or patent where the Executive has knowingly used the work of others, who are not employees or contractors of the Company who have assigned their rights in such work to the Company, in his Work Product.

         2.11 Definitions.

                  2.11.1 "Restricted Business" means any business any part of which consists of publishing video games, and any business of any kind in whole or in part similar to that engaged in by the Company prior to the termination of the Executive's employment.

                  2.11.2 "Restricted Period" means the period commencing on the date hereof and ending on the date which is two (2) years after the date that the Employee ceases to render services to the Company under this Agreement for any reason.

                                   ARTICLE 3.
                         Term of Agreement; Termination

         3.1 Term of Agreement. Unless earlier terminated pursuant to the provisions of Sections 3.2 or 3.3 below, this Agreement shall have a term (the "Term") of five years.

         3.2 Termination by the Company. The Company may terminate the Executive's employment with the Company at any time for any or no reason.

         3.3 Termination by Executive. Executive may terminate his employment and this Agreement at any time for any reason or no reason.

         3.4 Effect of Termination.

                  3.4.1 Notwithstanding the foregoing, the provisions of ARTICLE 2, ARTICLE 3 and ARTICLE 4 shall survive any termination of the Executive's employment or this Agreement pursuant to this ARTICLE 3.

                  3.4.2 Except as provided below, upon termination of this Agreement or the Executive's employment by the Company, all of Executive's rights to compensation, benefits and expense reimbursement shall cease to accrue as of the date of such termination.

                  3.4.3 Notwithstanding the foregoing, if this Agreement or the Executive's employment by the Company is terminated by the Company within two (2) years after a Change of Control, the Company shall pay

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         the to Executive an amount equal to the Executive's compensation which would have been paid to the Executive during the period from the date of termination to the end of the Term had this Agreement not been terminated upon a Change of Control, provided that the maximum amount payable under this paragraph shall not exceed the maximum amount payable under Section 280G of the Internal Revenue Code of 1986 (provided the Company makes a reasonable commercial effort to obtain shareholder approval under Section 280G) as amended without the imposition of any excise tax on the Executive or the denial of any deduction to the Company with respect to such payment.

                  3.4.4 Notwithstanding Section 3.4.2, if this Agreement or the Executive's employment is terminated by the Executive for Good Reason (as defined below) or by the Company for any reason other than death, disability or Cause (as defined below), the Executive shall continue to be entitled to receive the base salary, bonus (if there is a consistent past practice of bonus payments) and health benefits (or an amount equal to the net after tax equivalent of such health benefits if the Executive is not entitled to continue to participate in such health benefits under the terms of such health benefit programs) for the remainder of the Term without any obligation on the part of the Executive to mitigate any such payments provided that the Executive is not in breach of his obligations under ARTICLE 2 hereof and is not in breach of his obligations under any other agreement between the Company and the Executive, which breaches are not cured as provided for under this Agreement or other applicable agreement.

                  3.4.5 Nothing contained in this Agreement shall prevent the Company from terminating the Executive's employment with the Company (as opposed to this Agreement) for any reason or no reason and nothing contained herein shall prevent the Employee from terminating his employment with the Company for any reason.

         3.5 Certain Definitions. For purposes of this ARTICLE 3:

                  3.5.1 Disability shall mean any physical or mental impairment resulting in Executive's inability to perform the duties of his office for a period in excess of 60 days, as reasonably determined by a physician selected by mutual agreement of Executive (or his spouse or other representative in the event of Executive's mental incapacity) and the Company.

                  3.5.2 Cause. Termination for "Cause" shall mean:

                  3.5.2.1 the willful and continued failure by Bell to substantially perform his material duties under his Employment Agreement with the Company (other than any such failure resulting from Bell's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Bell for Good Reason), after written demand for substantial performance of his material duties is delivered by the Company that specifically identifies the manner in which the Company believes Bell has not substantially performed his material duties, or

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                  3.5.2.2 the willful engaging by Bell in misconduct which is materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on Bell's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  3.5.2.3 Notwithstanding the foregoing, Bell shall not be deemed to have been terminated for Cause without (i) reasonable notice to Bell setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for Bell, together with his counsel, to be heard before the Board, and (iii) delivery to Bell of a Notice of Termination from the Board finding that in the good faith opinion of the Board Bell was guilty of conduct set forth above in Sections 3.5.2.1, or 3.5.2.2 hereof, and specifying the particulars thereof in detail and (iv) a period not to exceed thirty (30) days after such Notice of Termination to cure such breach provided that Bell shall be entitled to only one cure period within any twelve (12) consecutive monthly period.

         3.5.3 Change in Control. A "Change in Control" shall occur if:

                  3.5.3.1 any person (as defined in Sections 3 (a) (9) and 13(d)(3) of the '34 Act) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the '34 Act), directly or indirectly, of more than 50% of the combined voting power of the Company's or its parents then outstanding securities; provided, however, that if any such person is now the beneficial owner of more than 50% of such voting power as of the date of execution of this Agreement, the present existence of such ownership shall not constitute a "Change in Control" unless such person changes in identity or composition or the same person becomes the beneficial owner, directly or indirectly, of 50% of such voting power; or

                  3.5.3.2 the occurrence within any twelve (12)-month period during the term of the Agreement of a change in the Board with the result that the Incumbent Members (those directors who were directors as of the date hereof or whose replacements were approved by such directors) do not constitute a majority of the Board; or

                  3.5.3.3 the merger or consolidation of the Company or its parent corporation with or into another corporation or a transaction having a like effect, but only if such transaction results in the shareholders of the Company or the parent corporation of the Company, as the case may be, immediately before such event do not hold more than fifty percent (50%) of the voting power of the merged or consolidated companies; or

                  3.5.3.4 the consummation of an agreement to sell or otherwise dispose of all or substantially all of the Company's or its parent corporation's assets (including a plan of liquidation).

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         3.5.4 "Good Reason" for termination includes the occurrence of any of following events without the prior consent of Executive:

                  3.5.4.1 A demeaning or a material adverse involuntary change in Executive's duties, status, title or position as Chief Executive Officer of the Company, such as the removal of Executive as Chief Executive Officer, or a reduction of his responsibilities without the consent of the Executive; or

                  3.5.4.2 A material change in the principle business of the Company; or

                  3.5.4.3 a reduction by the Company in Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; or

                  3.5.4.4 an involuntary transfer of Executive's place of work to a location which is more than fifty miles from Executive's place of work as of the date hereof; or

                  3.5.4.5 any material breach by the Company of any provision of this Agreement which is not cured within 30 days (10 days in the event of a failure to pay money) of written notice to the Company of such breach, provided however, that the Company shall be entitled to only one such cure period in any twelve (12) month period.

                                   ARTICLE 4.
                                     General

         4.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between the parties with respect to such subject matter. No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this Agreement. This Agreement may not be amended or modified except by written instrument executed by the parties hereto, duly authorized by majority vote of Company's Board of Directors.

         4.2 Binding Effect. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Executive, his heirs, estate and legal representatives, and shall be binding on and inure to the benefit of Company, its affiliates, and its successors and assigns. Company shall only have the right to assign this Agreement to any affiliate which it controls or to any person or entity which buys all or substantially all of the assets of Company or a controlling portion of the stock of Company, or with which Company merges or consolidates.

         4.3 Governing Laws, Etc. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled. This Agreement shall be governed by and be construed under the laws of the State of California, except that the choice of law rules of such State shall not apply. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. The headings are for convenience only and shall not be taken into account in interpreting this Agreement. Venue for any dispute shall lie in the state or federal courts located in Hennepin County, Minnesota.

         4.4 Waivers. The failure of either party at any time or from time to time to require performance of any of the other party's obligations under this Agreement shall in no manner affect the right to enforce any provisions of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

         4.5 Withholding. The Company may deduct, from any compensation (including, but not limited to, any incentive compensation) payable to the Executive, the amount of any tax required by any governmental authority to be withheld and paid to such authority for the account of the Executive.

         4.6 Notices. Any notice given under this Agreement shall be in writing and sent by prepaid registered mail:

                  4.6.1 To the Company: at the address of its principal executive offices.

                  4.6.2 To Executive: at the address set forth in the books and records of the Company, as the same may be modified from time to time.

                  4.6.3 Any notice shall be deemed given when mailed as provided above.

         4.7 Effective Date. The "Effective Date" shall be the close of the acquistion by the the Company of purchase of selected assets of Encore, Inc. as approved by the Bankruptcy Court.

[SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                           ENCORE ACQUISITION CORPORATION


________________________________             By:___________________________
         Michael Bell                        Its:__________________________

                                LIMITED GUARANTY:

         The undersigned hereby guarantees the collection of all amounts of salary, bonus and other monetary compensation payable by Encore Acquisition Corporation to Michael Bell pursuant to that certain Employment Agreement dated August __, 2002 between Encore and Michael Bell (the "Employment Agreement") during the twelve month period beginning on the Effective Date of the Employment Agreement and agrees to pay any reasonable attorney fees and expenses incurred by Bell in successfully enforcing his rights under this Guaranty, provided that in no event shall the undersigned be liable for an amount in excess of $250,000 in the aggregate under this Guaranty.

         This Guaranty shall be governed by the laws of the State of California without regard to such State's conflict of laws principles.

         Executed this __ day of August, 2002.

         Navarre Corporation


         By: ________________________
         Its: _____________________